Exhibit 3.1.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASPEN AEROGELS, INC.

Aspen Aerogels, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Aspen Aerogels, Inc. (the “Corporation”).

2. The Corporation filed, with the Secretary of State of the State of Delaware, its original Certificate of Incorporation on May 16, 2008, as amended by its First Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 14, 2009, as amended by its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 14, 2009, and as further amended by its Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 22, 2010, as amended by a Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of Aspen Aerogels, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2012 (as so amended, the “Current Certificate of Incorporation”). The Corporation was formerly known as Aspen Merger Sub, Inc. and changed its name to Aspen Aerogels, Inc. on June 10, 2008.

3. This Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Current Certificate of Incorporation and (i) was duly adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Corporation’s capital stock entitled to vote thereon, a majority of the outstanding capital stock of each class entitled to vote thereon as a class, a majority of the outstanding Series A Preferred Stock and Series B Preferred Stock (voting together as a single class) and two-thirds of the outstanding Series B Preferred Stock, consenting to the adoption of this Certificate of Incorporation in writing in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Current Certificate of Incorporation.

4. Capitalized terms used and not otherwise defined upon first usage herein shall have the meanings set forth in Section 4.3.7 of this Certificate of Incorporation.

5. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

ARTICLE I—NAME

The name of the Corporation is Aspen Aerogels, Inc.

ARTICLE II—REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, in the City of Wilmington, County of New Castle. The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

ARTICLE III—PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV—CAPITAL STOCK

4.1 AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 2,534,537,410. Of such shares, 1,229,095,699 shall be Preferred Stock, having a par value of $0.00001 per share (“Preferred Stock”), and 1,305,441,711 shall be Common Stock, all of one class, having a par value of $0.00001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 52,843,201 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 16,010,292 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The third series of Preferred Stock shall consist of 1,160,242,206 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.2 COMMON STOCK.

4.2.1 Relative Rights.

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in this Certificate of Incorporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2 Dividends.

No dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock, nor shall any shares of Common Stock be repurchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to (i) the Stockholders’ Agreement or any stock option agreement between the Corporation and its employees, (ii) agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation, (iii) other agreements that are approved by a majority of the Board, or (iv) the exercise of the Corporation’s contractual right of first refusal upon a proposed transfer (whether pursuant to the Stockholders’ Agreement or otherwise), and in each case subject to the provisions of Section 4.3.4(c), unless and until (x) a dividend is paid to each stockholder of the Corporation in cash in an amount equal to one percent (1%) of the par value for each share of capital stock of the Corporation held by such stockholder (the “One Percent Return”) and (y) a dividend is paid in full on all outstanding shares of Preferred Stock in an amount at least equal per share (on an as-if-converted to Common Stock basis) to the amount proposed to be paid, set aside or declared for each share of Common Stock.

4.2.3 Dissolution, Liquidation, Winding Up.

In the event of any Liquidation, the holders of the Common Stock shall become entitled to receive the assets of the Corporation available for distribution in accordance with Section 4.3.2 of this Certificate of Incorporation.

4.2.4 Voting Rights.

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except as to any class or series of stock having special voting rights), to cast one (1) vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.2.5 Increase or Decrease of Authorized Common Stock.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and the number of shares of Common Stock reserved pursuant to Section 4.3.5(g)(viii) below) by the affirmative vote of (i) the holders of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (voting together on an as-if-converted-to Common Stock basis) and (ii) the Series C Majority Holders, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.2.6 Redemption.

The Common Stock shall not be redeemable at the option of the holders thereof.

4.3 PREFERRED STOCK.

The powers, designations, preferences and relative participating, optional or other rights of the Preferred Stock of the Corporation shall be as set forth in this Section 4.3. The Series C Preferred Stock shall be senior to the Series B Preferred Stock, to the Series A Preferred Stock and to the Common Stock, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities) whether by way of dividend, upon liquidation or otherwise. Except in the event of a Qualified Sale of the Corporation, the Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock and senior to the Common Stock, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities) whether by way of dividend, upon liquidation or otherwise. Except in the event of a Qualified Sale of the Corporation, the Series A Preferred Stock shall rank pari passu with the Series B Preferred Stock and senior to the Common Stock, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities), whether by way of dividend, upon liquidation or otherwise. In the event of a Qualified Sale of the Corporation, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities) whether by way of dividend, upon liquidation or otherwise in respect of such Qualified Sale of the Corporation, (a) the Series B Preferred Stock shall be senior to the Series A Preferred Stock and senior to the Common Stock and (b) the Series A Preferred Stock shall be senior to the Common Stock. Each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock, respectively, shall have the same voting rights as all other shares of Series A Preferred Stock, all other shares of Series B Preferred Stock and all other shares of Series C Preferred Stock, respectively.

4.3.1 Dividends.

No dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Preferred Stock unless and until a dividend is paid to each stockholder of the Corporation in cash in an amount equal to the One Percent Return. No dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Series A Preferred Stock or the Series B Preferred Stock unless and until a dividend is paid in full on all outstanding shares of Series C Preferred Stock in an amount at least equal per share (on an as-if-converted to Common Stock basis) to the amount proposed to be paid, set aside or declared for each share of Series A Preferred Stock or Series B Preferred Stock, as applicable.

4.3.2 Liquidation.

Upon any Liquidation (other than a Qualified Sale Liquidation), distributions to the Corporation’s stockholders shall be made in the following manner:

(a) First, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the par value for each share of capital stock of the Corporation held by such stockholder.

(b) Second, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the One Percent Return (unless previously paid) (together with the payment set forth in Section 4.3.2(a), the “Senior Liquidation Preference”).

(c) Third, following payment in full of the Senior Liquidation Preference, the holders of shares of Series C Preferred Stock (the “Series C Preferred Holders”) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference) to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or any Other Stock, an amount per share of Series C Preferred Stock equal to the Liquidation Amount for the Series C Preferred Stock. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series C Preferred Holders the full Liquidation Amount for the Series C Preferred Stock pursuant to this paragraph (c), the Series C Preferred Holders shall share ratably in any distribution pursuant to this paragraph (c) in proportion to the aggregate Liquidation Amount for the Series C Preferred Stock to which each is entitled on account of the shares of Series C Preferred Stock then held by such Series C Preferred Holder.

(d) Fourth, following payment in full of the Senior Liquidation Preference and the Liquidation Amount payable to the Series C Preferred Holders as set forth in Section 4.3.2(c), the Junior Preferred Holders, ranking equally, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference and the Liquidation Amount payable to the Series C Preferred Holders as set forth in Section 4.3.2(c)) to the holders of Common Stock and/or any Other Stock, an amount per share equal to (i) in the case of the Series B Preferred Stock, the Liquidation Amount for the Series B Preferred Stock, and (ii) in the case of the Series A Preferred Stock, the Liquidation Amount for the Series A Preferred Stock. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of Series B Preferred Stock (the “Series B Preferred Holders”) the full Liquidation Amount for the Series B Preferred Stock or the holders of shares of Series A Preferred Stock (the “Series A Preferred Holders”) the full Liquidation Amount for the Series A Preferred Stock pursuant to this paragraph (d), the Junior Preferred Holders shall share ratably in any distribution pursuant to this paragraph (d) in proportion to the aggregate Liquidation Amount for the Series B Preferred Stock or Series A Preferred Stock, as applicable, to which each is entitled on account of the shares of Junior Preferred Stock then held by such Junior Preferred Holder.

(e) Fifth, following payment in full to all of the stockholders of the Corporation of the Senior Liquidation Preference, to the Series C Preferred Holders of the Liquidation Amounts set forth in Section 4.3.2(c), and to the Junior Preferred Holders of the Liquidation Amounts set forth in Section 4.3.2(d) or Section 4.3.2(f), as applicable, the Series A Preferred Holders, the Series B Preferred Holders, the Series C Preferred Holders and the holders of Common Stock shall together receive any remaining assets of the Corporation then available for distribution to the Corporation’s stockholders, ratably on an as-if-converted-to Common Stock basis;

(f) Notwithstanding the foregoing provisions in this Section 4.3.2, in the event of a Liquidation as a result of a Qualified Sale of the Corporation (a “Qualified Sale Liquidation”):

(i) First, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the par value for each share of capital stock of the Corporation held by such stockholder.

(ii) Second, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the One Percent Return (unless previously paid).

(iii) Third, following payment in full of the Senior Liquidation Preference, the Series C Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference) to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or any Other Stock, an amount per share of Series C Preferred Stock equal to the Liquidation Amount for the Series C Preferred Stock. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series C Preferred Holders the full Liquidation Amount for the Series C Preferred Stock pursuant to this paragraph (iii), the Series C Preferred Holders shall share ratably in any distribution pursuant to this paragraph (iii) in proportion to the aggregate Liquidation Amount for the Series C Preferred Stock to which each is entitled on account of the shares of Series C Preferred Stock then held by such Series C Preferred Holder.

(iv) Fourth, following payment in full of the Senior Liquidation Preference and the Liquidation Amount payable to the Series C Preferred Holders, the Series B Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference and the Liquidation Amount payable to the Series C Preferred Holders) to the holders of Common Stock, Series A Preferred Stock and/or any Other Stock, an amount per share of Series B Preferred Stock equal to the Qualified Sale Liquidation Amount for the Series B Preferred Stock. If upon any Qualified Sale Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series B Preferred Holders the full Qualified Sale Liquidation Amount for the Series B Preferred Stock pursuant to this paragraph (f)(iv), the Series B Preferred Holders shall share ratably in any distribution pursuant to this paragraph (f)(iv) in proportion to the aggregate Qualified Sale Liquidation Amount for the Series B Preferred Stock to which each is entitled on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder.

(v) Fifth, following payment in full of the Senior Liquidation Preference, the Liquidation Amount payable to the Series C Preferred Holders and the Qualified Sale Liquidation Amount payable to the Series B Preferred Holders as set forth in Section 4.3.2(f)(iv), the Series A Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference, the Liquidation Amount payable to the Series C Preferred Holders and the Qualified Sale Liquidation Amount payable to the Series B Preferred Holders as set forth in Section 4.3.2(f)(iv)) to the holders of Common Stock and/or any Other Stock, an amount per share of Series A Preferred Stock equal to the Qualified Sale Liquidation Amount for the Series A Preferred Stock. If upon any

Qualified Sale Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series A Preferred Holders the full Qualified Sale Liquidation Amount for the Series A Preferred Stock pursuant to this paragraph (f)(v), the Series A Preferred Holders shall share ratably in any distribution pursuant to this paragraph (f)(v) in proportion to the aggregate Qualified Sale Liquidation Amount for the Series A Preferred Stock to which each is entitled on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder.

(vi) Sixth, following payment in full to all of the stockholders of the Corporation of the Senior Liquidation Preference, the Liquidation Amount payable to the Series C Preferred Holders and the Qualified Sale Liquidation Amount payable to the Junior Preferred Holders, the Series A Preferred Holders, the Series B Preferred Holders and the holders of Common Stock shall together receive any remaining assets of the Corporation then available for distribution to the Corporation’s stockholders, ratably on an as-if-converted-to Common Stock basis;

provided, that, if the aggregate amount which the Series B Preferred Holders are entitled to receive under Section 4.3.2(f) shall exceed an amount per share equal to two times (2x) the Original Issuance Price for the Series B Preferred Stock (the “Series B Maximum Participation Amount”), each Series B Preferred Holder shall be entitled to receive upon such Liquidation on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder the greater of (i) the Series B Maximum Participation Amount and (ii) the amount such holder would have received on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder if all shares of Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation;

provided further, that if the aggregate amount which the Series A Preferred Holders are entitled to receive under Section 4.3.2(f) shall exceed an amount per share equal to two times (2x) the Original Issuance Price for the Series A Preferred Stock (the “Series A Maximum Participation Amount”), each Series A Preferred Holder shall be entitled to receive upon such Liquidation on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder the greater of (i) the Series A Maximum Participation Amount and (ii) the amount such holder would have received on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder if all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such Liquidation.

(g) The Corporation shall give each Preferred Holder written notice (a “Proposal Notice”) of any impending or proposed Liquidation not later than thirty (30) days prior to the stockholders’ meeting called to approve such impending or proposed Liquidation, if applicable, or thirty (30) days prior to the closing or occurrence of such impending or proposed Liquidation, whichever is earlier. Such Proposal Notice shall describe the material terms and conditions of the impending or proposed Liquidation and the provisions of this Section 4.3.2 as they apply to the allocation of proceeds to stockholders from such impending or proposed Liquidation. Upon any material changes to the terms of such impending or proposed Liquidation after the date the Corporation has given a related Proposal Notice, the Corporation shall give each Preferred Holder prompt written notice of such material change(s) (a “Supplemental Notice”). The impending or proposed Liquidation shall in no event be consummated sooner than thirty (30) days after the Corporation has given a related Proposal Notice or sooner than ten (10) days after the Corporation has given such Supplemental Notice; provided, however, that such periods may be shortened by approval or consent of the Series C Majority Holders, provided that in any case the notice periods may not be shorter than the later of (i) ten (10) days after the Proposal Notice, (ii) five (5) days after any Supplemental Notice and (iii) five (5) days after any such approval or consent. Any Proposal Notice or Supplemental Notice required by this Section 4.3.2 shall be deemed given (a) with respect to any holder of record having an address (as appearing on the books of the Corporation) within the United States or Canada only, if by nationally recognized overnight courier, on the next business day following such dispatch, (b) with respect to any holder of record having an address (as appearing on the books of the Corporation) outside the United States or Canada, if by commercially recognized international courier, on the third business day after the posting thereof and (c) with respect to any holder of record having an address (as appearing on the books of the Corporation) within the United States only, if by United States mail, on the third business day after the posting thereof when deposited, postage prepaid, and addressed to the holder of record at its address appearing on the books of the Corporation. The rights conferred upon the Preferred Holders under this Section 4.3.2 are supplemental to and not in replacement of the provisions of Section 4.3.4(c).

(h) If the consideration received by the Corporation in a Liquidation is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(i) In the event the requirements of this Section 4.3.2 are not complied with, the Corporation shall forthwith either (i) cause the closing or consummation of the Liquidation to be postponed until such time as the requirements of this Section 4.3.2 shall have been complied with or (ii) cancel such transaction, in which event, the rights, preferences and privileges of the Preferred Holders shall in all respects be preserved.

4.3.3 Redemption.

The Preferred Stock shall not be redeemable at the option of the holders thereof.

4.3.4 Voting Rights.

(a) In addition to the rights provided by law or in the Corporation’s By-laws, each share of Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 4.3.5 at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. The Preferred Holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Except as specifically required by law or by this Certificate of Incorporation, with respect to any matter upon which the Preferred Holders shall be entitled to vote, there shall be no series voting and the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall vote together as one class.

(b) The holders of record of the shares of Common Stock and Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect the directors of the Corporation.

(c) Notwithstanding anything in this Certificate of Incorporation to the contrary, at any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, alter or change the powers, preferences or special rights of the shares of the Series C Preferred Stock set forth in this Certificate of Incorporation so as to affect them adversely without the affirmative vote or prior written consent of the Series C Majority Holders, consenting or voting separately as a class. This Section 4.3.4(c) shall be interpreted in accordance with Section 242(b)(2) of the DGCL, as in effect from time to time. In addition, at any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following (in addition to any other vote required by law or the Certificate of Incorporation) without the affirmative vote or prior written consent of the Series C Majority Holders, consenting or voting (as the case may be) separately as a class:

(i) increase or decrease the number of authorized shares of Common Stock or Preferred Stock or increase the number of shares reserved under the Corporation’s equity incentive plans and other stock option agreements approved by the Board above 24,845,806 shares (including by adoption of a new equity incentive plan and as adjusted for stock dividends, stock splits and similar events);

(ii) create or authorize the creation of, or issue or obligate itself to issue, shares of any new class or series of stock, or any other equity securities, or any other securities convertible, exercisable or exchangeable into equity securities of the Corporation (including by way of reclassification of any existing securities);

(iii) reclassify, alter or amend any existing security of the Corporation;

(iv) declare or pay any dividends or make any other distributions on or with respect to the Common Stock or the Preferred Stock;

(v) consummate a Liquidation or a Sale of the Corporation or consent to any of the foregoing;

(vi) declare a voluntary bankruptcy of the Corporation;

(vii) take any action that would modify, amend, alter or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or the Corporation’s Bylaws or take any action that would alter or change the powers, preferences or special rights of, or the restrictions provided for the benefit of, the Common Stock or the Preferred Stock;

(viii) redeem or repurchase any shares of its capital stock (other than (A) redemptions pursuant to any stock option agreement between the Corporation and its employees or consultants approved by the Board, (B) the repurchase of capital stock, at cost, from a member of the Corporation’s management in connection with the cessation of such employment pursuant to a duly adopted employment, management, restricted stock or stock repurchase agreement or (C) redemptions pursuant to the Arcapita Agreement;

(ix) change the number of directors authorized to serve on the Board;

(x) acquire all or substantially all of the business, properties, assets or equity securities of any Person;

(xi) assume or incur any indebtedness for borrowed money in excess of $500,000;

(xii) make a fundamental change to the business of the Corporation; or

(xiii) issue or obligate itself to issue any shares of Preferred Stock other than under, and pursuant to the terms and conditions of, the 2013 Purchase Agreement.

4.3.5 Conversion.

(a) Upon the terms set forth in this Section 4.3.5, each Preferred Holder shall have the right, at such holder’s option, at any time and from time to time, to convert such shares of Preferred Stock into the number of fully paid and non-assessable shares of Common Stock equal to the product obtained by multiplying, for each such Series of Preferred Stock, (i) the number of shares of Preferred Stock to be converted by (ii) the Conversion Ratio of such share. The Preferred Holders may exercise the conversion right pursuant to this Section 4.3.5(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address(es)) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). Upon a conversion of any shares of Preferred Stock pursuant to this Section 4.3.5(a), no accrued or declared and unpaid dividends on such shares of Preferred Stock shall be paid.

(b) All shares of Preferred Stock shall automatically be converted into shares of Common Stock (determined pursuant to Section 4.3.5(a) above), based on the then-effective Conversion Ratio of such share, at any time (i) upon the affirmative vote or prior written consent of the Series C Majority Holders, consenting or voting (as the case may be) separately as a class or (ii) immediately upon the closing of a QPO. A conversion of Preferred Stock into shares of Common Stock pursuant to this Section 4.3.5(b) shall be referred to as an “Automatic Conversion”.

(c) [Reserved]

(d) Notwithstanding any other provision herein to the contrary, upon the occurrence of an Automatic Conversion, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent pursuant to Section 4.3.5(a) above; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided in Section 4.3.5(a), or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Conversion Date for the shares of Preferred Stock converted pursuant to an Automatic Conversion shall be deemed to be the date of the consummation of the QPO or the date of the delivery of the applicable election notice. In the case of an Automatic Conversion effected by reason of a QPO, such conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Upon an Automatic Conversion, no accrued or declared and unpaid dividends on the Preferred Stock shall be paid.

(e) At the time of the conversion of any shares of Preferred Stock into Common Stock under Section 4.3.5(a) or 4.3.5(b), the Corporation shall issue and deliver to the holders of such shares, upon the written order of such holders, to the place designated by such holders, a certificate or certificates for the number of full shares of Common Stock to which such holders are entitled, together with, if applicable, a cash amount in respect of any fractional interest in a share of Common Stock required pursuant to Section 4.3.5(f) below. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of Common Stock of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such Person shall be deemed to have become a holder of Common Stock of record on the next succeeding date on which the transfer books are open, but the rights of the holder of the shares of Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(f) Upon conversion, the Corporation shall not issue fractional shares of its Common Stock and shall distribute cash in lieu of such fractional shares in an amount equal to the product of (i) the price of one share of Common Stock as reasonably determined in good faith by the Board and (ii) such fractional interest. The number of shares of Common Stock issuable upon conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock to be converted.

(g) The Conversion Ratio for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Ratio of such share of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(ii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Ratio of such share of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Preferred Stock shall after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause (iii) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(iv) No adjustment in the Conversion Ratio of the Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 0.01% in the Conversion Ratio; provided, however, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 4.3.5(g)(i) through 4.3.5(g)(iii) above shall be made to the nearest one one-hundred thousandth (1/100,000) of a share.

(v) In any case in which the provisions of this Section 4.3.5(g) shall require that an adjustment become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4.3.5(f); provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares.

(vi) Whenever the Conversion Ratio of the Preferred Stock shall be adjusted as provided in Section 4.3.5(g), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Ratio for the Preferred Stock that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each Preferred Holder affected by the adjustment at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 4.3.5(g)(vii) below.

(vii) If the Corporation shall propose to take any action of the types described in clauses (i), (ii) or (iii) of this Section 4.3.5(g), the Corporation shall give notice to each Preferred Holder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio or Liquidation Amount, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(viii) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock or the conversion of any other securities issued pursuant to clause (iii) of this Section 4.3.5(g), sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(ix) [Reserved.]

(x) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, spin-off, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.5(g) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Holders against impairment.

(h) Upon conversion of all of the shares of the Series A Preferred Stock, all of the shares of the Series B Preferred Stock and all of the shares of the Series C Preferred Stock into Common Stock, all of the provisions herein governing such shares of Preferred Stock, as applicable, shall terminate with respect to the Corporation.

4.3.6 [Reserved]

4.3.7 Definitions.

As used in this Certificate of Incorporation, the following terms have the following meanings:

(a) “2013 Purchase Agreement” means that certain Note and Warrant Purchase Agreement dated on or about March 27, 2013.

(b) “Affiliate” means, (1) with respect to any Person, any of (a) a director, officer or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person or (2) in any event, any Person meeting the definition of “Affiliate” set forth in Rule 405 under the Securities Act. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Arcapita Agreement” means the Amended and Restated Stockholder Agreement between the Corporation and Arcapita Ventures I Limited dated August 14, 2009;

(d) “Board” means the Board of Directors of the Corporation.

(e) “Conversion Ratio” means:

(i) In the event of a Qualified Sale Liquidation:

(A) as to each share of Series A Preferred Stock, a ratio of 1.0; and

(B) as to each share of Series B Preferred Stock, a ratio of 1.0.

(ii) Other than in the event of a Qualified Sale Liquidation:

(A) as to each share of Series A Preferred Stock issued on August 14, 2009, a ratio of 1.31291262;

(B) as to each share of Series A Preferred Stock issued on September 10, 2009, a ratio of 1.30651698;

(C) as to each share of Series A Preferred Stock issued on September 14, 2009, a ratio of 1.30556948;

(D) as to each share of Series B Preferred Stock issued on September 22, 2010, a ratio of 1.49755364;

(E) as to each share of Series B Preferred Stock issued on October 20, 2010, a ratio of 1.48236116; and

(F) as to each share of Series C Preferred Stock, a ratio of 1.0.

(f) “Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into, directly or indirectly, or exchangeable for Common Stock.

(g) “Junior Preferred Holders” means the holders of the Series B Preferred Stock together with the holders of the Series A Preferred Stock.

(h) “Liquidation” means any single transaction or series of related transactions involving any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A Sale of the Corporation shall be deemed to be a Liquidation for all purposes of Section 4.3.2.

(i) “Liquidation Amount” means: (i) as to each share of Series A Preferred Stock (A) issued on August 14, 2009, an amount equal to $0.046053572; (B) issued on September 10, 2009, an amount equal to $0.045842252; and (C) issued on September 14, 2009, an amount equal to $0.045810921; (ii) as to each share of Series B Preferred Stock (A) issued on September 22, 2010, an amount equal to $0.098246892; and (B) issued on October 20, 2010, an amount equal to $0.097744893; and (iii) as to each share of Series C Preferred Stock, an amount equal to $0.034475560; in each such case, as adjusted equitably for stock dividends, stock splits, combinations and the like.

(j) “One Percent Return” is defined in Section 4.2.2.

(k) “Original Issuance Date” means the date that the first share of Series C Preferred Stock is issued by the Corporation.

(l) “Original Issuance Price” means, (i) as to each share of Series A Preferred Stock, $0.583602172 (as adjusted for stock splits, stock dividends, combinations or other similar events) and (ii) as to each share of Series B Preferred Stock, $1.33680238 (as adjusted for stock splits, stock dividends, combinations or other similar events).

(m) “Other Stock” means Common Stock or any other class of the Corporation’s capital stock ranking junior to the Series C Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as the case may be, with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(n) “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(o) “Preferred Holder” means any holder of Preferred Stock.

(p) “QPO” means the first underwritten public offering (underwritten by a reputable underwriter of national reputation) of shares of Common Stock registered pursuant to the Securities Act involving aggregate proceeds to the Corporation of at least $60,000,000 or in which the holders of a majority of the outstanding Senior Subordinated Convertible Notes of the Corporation issued pursuant to the 2013 Purchase Agreement elect to convert such notes into shares of Common Stock.

(q) “Qualified Purchaser” means any Person who submitted a term sheet for the acquisition of the Corporation between January 1, 2013, and March 13, 2013, in connection with the formal sales process conducted by the Corporation during such period.

(r) “Qualified Sale of the Corporation” means any Sale of the Corporation to a Qualified Purchaser that is consummated on or before the Qualified Sale Date.

(s) “Qualified Sale Date” means September 13, 2013.

(t) “Qualified Sale Liquidation” is defined in Section 4.3.2(f).

(u) “Qualified Sale Liquidation Amount” means: (i) as to each share of Series A Preferred Stock (A) issued on August 14, 2009, an amount equal to $0.752574932; (B) issued on September 10, 2009, an amount equal to $0.749121700; and (C) issued on September 14, 2009, an amount equal to $0.748609709; (ii) as to each share of Series B Preferred Stock (A) issued on September 22, 2010, an amount equal to $1.605481301; and (B) issued on October 20, 2010, an amount equal to $1.597277987; and (iii) as to each share of Series C Preferred Stock, an amount equal to $0.034475560; in each such case, as adjusted equitably for stock dividends, stock splits, combinations and the like.

(v) “Sale of the Corporation” means (i) except as a result of the exercise of the Warrants by the Warrant holders or the conversion of either the Notes or the Prior Notes by the holders of such notes (the terms in this clause (i) as defined in the 2013 Purchase Agreement), the sale, transfer or other disposition in one transaction or a series of related transactions of fifty percent (50%) or more of the then-outstanding voting power of the Corporation to a Person or group of Persons that is not an Affiliate of the Corporation or a permitted successor or transferee of any Stockholder, (excluding, for the avoidance of doubt, the sale of shares by the Corporation for capital raising purposes) other than a transaction or series of transactions (a) effected exclusively to change the domicile of the Corporation, (b) that merges or consolidates the Corporation with or into a wholly-owned subsidiary of the Corporation, or (c) in which the holders of the voting securities of the Corporation outstanding immediately before such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), on account of shares in the Corporation held by such holders immediately before such transaction, at least a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, transfer, lease, exclusive license or other conveyance or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or (iii) the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in the case of clauses (ii) and (iii) where such sale, transfer, lease, exclusive license or other conveyance or disposition is to a wholly owned subsidiary of the Corporation.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x) “Senior Liquidation Preference” is defined in Section 4.3.2(b).

(y) “Series A Preferred Holders” is defined in Section 4.3.2(d).

(z) “Series B Preferred Holders” is defined in Section 4.3.2(d).

(aa) “Series C Liquidation Preference” means an amount equal to $30,000,000.

(bb) “Series C Majority Holders” means the holders of the majority of the then outstanding shares of Series C Preferred Stock.

(cc) “Series C Preferred Holders” is defined in Section 4.3.2(c).

(dd) “Stockholders’ Agreement” means the Sixth Amended and Restated Stockholders’ Agreement dated as of March 27, 2013, among the Corporation and certain stockholders of the Corporation, as the same may be further amended, modified or supplemented from time to time.

ARTICLE V—BOARD OF DIRECTORS

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. Unless and except to the extent that the By-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

ARTICLE VI—LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended, provided, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, at any time after approval by the stockholders of this Article VI, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and, in its discretion, advancement of expenses to) agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE VII—DURATION OF CORPORATION

The Corporation is to have perpetual existence.

ARTICLE VIII—AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware or Section 4.3.4 of this Certificate of Incorporation.

ARTICLE IX—MEETINGS OF STOCKHOLDERS; CORPORATE BOOKS

Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE X—AMENDMENT OF CERTIFICATE OF INCORPORATION

This Certificate of Incorporation may be amended in the manner now or hereafter prescribed by statute and in accordance with the provisions hereof. This Article X shall be interpreted in accordance with Section 242(b)(2) of the DGCL, as in effect from time to time.

ARTICLE XI—CABOT SUBORDINATION

Notwithstanding any other provision hereof, all payments on account of any shares of the Corporation’s capital stock, whether principal, interest, dividends or otherwise, and whether paid in cash or other property, are subject to the provisions of Article II of the Settlement Agreement and First Amendment to Cross License Agreement dated as of September 21, 2007, by and between Cabot Corporation and the Corporation, as in effect as of the date hereof, which provisions are hereby expressly incorporated by reference thereto.

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I, Donald R. Young, the President of the Corporation, for the purpose of amending and restating the Corporation’s certificate of incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation, and the facts herein stated are true, and accordingly hereunto set my hand this 28th day of March, 2013.

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
Name: Donald R. Young
Title: President

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASPEN AEROGELS, INC.

Aspen Aerogels, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (the “Corporation”) is Aspen Aerogels, Inc.

2. The Corporation filed its Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 28, 2013 (the “Certificate of Incorporation”).

3. This Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation (this “Amendment”) amends the Certificate of Incorporation as provided herein and (i) was duly adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Corporation’s capital stock entitled to vote thereon, and a majority of the outstanding capital stock of each class entitled to vote thereon as a class, consenting to the adoption of this Amendment in writing in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Certificate of Incorporation. As required by Section 228 of the DGCL, the Corporation has given written notice of this Amendment to the stockholders of the Corporation who did not consent in writing to such amendment.

4. The Certificate of Incorporation is hereby amended as follows:

(a) Article IV is hereby amended by adding the following language as an introductory paragraph to such Article IV:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every ten (10) shares of Common Stock and of each Series of Preferred Stock (as such terms are defined below) issued and outstanding or held by the Corporation in treasury stock as of the Effective Time shall be, and hereby are, combined, converted and exchanged into one (1) issued and outstanding share of Common Stock and applicable Series of Preferred Stock, respectively (the “Reverse Stock Split”), without any change in the par value of such shares, automatically and without any action by any holder thereof and whether or not the certificates representing such shares are surrendered to the Corporation. Each certificate which immediately prior to the Effective Time represented one or more shares of Common Stock or Series of Preferred Stock shall thereafter, automatically and without any action by any holder thereof, represent that number of shares of Common Stock or applicable Series of Preferred Stock, as the case may be, into which such shares shall have been combined. Upon surrender by a holder of Common Stock or Preferred Stock of a certificate or certificates for Common Stock or Preferred Stock duly endorsed, at the office of the Corporation or its agent for such purpose, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock or Preferred Stock a certificate or certificates for the number of shares of Common Stock or Preferred Stock to which such holder shall be entitled as aforesaid.”

(b) Section 4.1 of Article IV is hereby amended by deleting Section 4.1 of Article IV in its entirety and inserting the following in lieu thereof:

“4.1 AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 327,330,643. Of such shares, 122,909,642 shall be Preferred Stock, having a par value of $0.00001 per share (“Preferred Stock”), and 204,421,001 shall be Common Stock, all of one class, having a par value of $0.00001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 5,284,347 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 1,601,053 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The third series of Preferred Stock shall consist of 116,024,242 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.”

(c) The figure “24,845,806” in Section 4.3.4(c)(i) of Article IV is hereby deleted and replaced with the figure “76,361,297”.

5. This Amendment has been duly adopted in accordance with the provisions of Sections 141, 228, and 242 of the General Corporation Law of the State of Delaware.

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I, Donald R. Young, the President of the Corporation, for the purpose of amending the Corporation’s certificate of incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation, and the facts herein stated are true, and accordingly hereunto set my hand this 7th day of August, 2013.

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
Name: Donald R. Young
Title: President

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASPEN AEROGELS, INC.

It is hereby certified that:

1. The name of the corporation (the “Corporation”) is Aspen Aerogels, Inc.

2. The Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended as follows:

(a) Section 4.1 of Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.1 of Article IV in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 333,797,872. Of such shares, 122,909,642 shall be Preferred Stock, having a par value of $0.00001 per share (“Preferred Stock”), and 210,888,230 shall be Common Stock, all of one class, having a par value of $0.00001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 5,284,347 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 1,601,053 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The third series of Preferred Stock shall consist of 116,024,242 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.”

(b) The figure “76,361,297” in Section 4.3.4(c)(i) of Article IV of the Certificate of Incorporation is hereby deleted and replaced with the figure “82,828,526”.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141, 228, and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 20th day of December 2013.

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
Name: Donald R. Young
Title: President